Exhibit 99.1

MarkWest Energy Partners, L.P.		Midstream & Resources
1515 Arapahoe Street		1401 McKinney, Suite 1025
Tower 2, Suite 700		Houston, TX 77010
Denver, CO 80202

Contact:	Frank Semple, Chairman, President and CEO	Contact:	John Raymond, Managing Partner & CEO
	Nancy Buese, Senior VP and CFO		Jeff Rawls, Managing Director
	Dan Campbell, Treasurer & IR Officer		Patrick Wade, Managing Director
Phone:	(866) 858-0482	Phone	(713) 579-5000
E-mail	investorrelations@markwest.com	Email:	info@ngpmr.com
Website:	www.markwest.com	Website:	www.ngpmr.com

MarkWest Energy Partners and Midstream & Resources Announce

Expansion of Marcellus Projects and Amendment to Marcellus Shale Joint Venture

DENVER and HOUSTON—August 10, 2009—MarkWest Energy Partners, L.P. (NYSE: MWE) and Midstream & Resources (M&R) today announced an agreement to amend their joint venture that was formed in February 2009 to construct and operate natural gas midstream facilities to support producer customers in the Marcellus Shale.

“M&R has been an excellent partner in the Marcellus project,” said Frank Semple, Chairman, President and Chief Executive Officer of MarkWest Energy Partners.  “Range and other producers continue to experience significant success in the Marcellus and as a result, their need for additional midstream infrastructure continues to grow. This amendment will provide additional funding to allow the joint venture to keep pace with the dramatic increase in volumes and will allow MarkWest to maintain its required capital flexibility.”

Under the terms of the existing joint venture agreement, MarkWest contributed approximately $100 million at the closing of the joint venture and M&R will have invested $200 million by the fourth quarter of 2009.  Under the terms of the amended agreement, M&R will invest an additional $150 million, which is expected to be the majority of the capital required in 2010.  After M&R has contributed the additional $150 million, MarkWest will contribute the majority of the future required capital until MarkWest has invested 51 percent of the joint venture’s total capital.  MarkWest and M&R will maintain a 60 / 40 percent respective ownership interest until January 1, 2011, at which time the ownership percentages will be adjusted to 51 / 49 percent, respectively.

The Marcellus Shale continues to develop into one of the most prolific and economic natural gas shale plays in the United States.  MarkWest has established a leading position in providing midstream services in the Marcellus Shale, including the development of gathering and processing infrastructure for Range Resources in southwest Pennsylvania. MarkWest and M&R expect the joint venture to be capable of processing up to 90 million cubic feet per day (MMcf/d) of gas by the end of 2009 and up to 470 MMcf/d in 2011.

“We remain very pleased with the development of the Liberty joint venture with MarkWest as well as the robust drilling results the producing community continues to experience,” stated John T. Raymond, Managing Partner and Chief Executive Officer of M&R. “With the amendment of the joint venture agreement, we have expanded the capital base to provide sufficient flexibility to further leverage off of the existing infrastructure initiatives and capture additional growth opportunities that will directly benefit the joint venture partners and the producing community.”

The execution of the joint venture amendment is subject to certain closing conditions.

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MarkWest Energy Partners, L.P. is a master limited partnership engaged in the gathering, transportation, and processing of natural gas; the transportation, fractionation, marketing, and storage of natural gas liquids; and the gathering and transportation of crude oil. MarkWest has extensive natural gas gathering, processing, and transmission operations in the southwest, Gulf Coast, and northeast regions of the United States, including the Marcellus Shale, and is the largest natural gas processor in the Appalachian region.

Midstream & Resources (M&R), a U.S.-based $1.4 billion private equity fund, invests in selected areas of the energy infrastructure and natural resources sectors. M&R targets the midstream energy sector and all facets of the mining and minerals sectors. M&R makes equity investments of $50 to $250 million in entities with talented, experienced management teams, focused on hard assets that are integral to existing and growing markets.

This press release includes “forward-looking statements.”  All statements other than statements of historical facts included or incorporated herein may constitute forward-looking statements.  Actual results could vary significantly from those expressed or implied in such statements and are subject to a number of risks and uncertainties.  Although MarkWest believes that the expectations reflected in the forward-looking statements are reasonable, MarkWest can give no assurance that such expectations will prove to be correct.  The forward-looking statements involve risks and uncertainties that affect operations, financial performance, and other factors as discussed in filings with the Securities and Exchange Commission.  Among the factors that could cause results to differ materially are those risks discussed in the periodic reports MarkWest files with the SEC, including its Annual Report on Form 10-K for the year ended December 31, 2008, and our Quarterly Report on Form 10-Q for the six months ended June 30, 2009.  You are urged to carefully review and consider the cautionary statements and other disclosures made in those filings, specifically those under the heading “Risk Factors.”  MarkWest does not undertake any duty to update any forward-looking statement except as required by law.